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                                                                       Exhibit 3
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                                                                  EXECUTION COPY
                                                                  --------------


                            TJ International, Inc.
                            200 East Mallard Drive
                                Boise, ID 83706


CONFIDENTIAL
------------

                                            NOVEMBER 16, 1999


The Weyerhaeuser Company
P.O. Box 2999
Tacoma, Washington 98477-2999

Ladies and Gentlemen:

        The Weyerhauser Company ("Weyerhauser") has requested information from TJ International, Inc. (the "Company"), in connection with its consideration of a possible transaction involving the acquisition of the Company by Weyerhauser (a "Transaction"). As a condition to furnishing such information to you, the Company requires that Weyerhauser agree, as set forth below, to treat confidentially any information (whether prepared by the Company, its advisors or otherwise, and whether oral or written) that the Company or its agents or advisors, furnish to Weyerhauser or its representatives (which term, when used herein with reference to Weyerhauser or the Company, shall include its directors, officers, employees, affiliates, agents, advisors, representatives and potential financing sources) (such information being collectively referred to herein as the "Evaluation Material") and to take or abstain from taking certain other actions set forth herein. The term "Evaluation Material" does not include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party or
(ii) becomes generally available to the public other than as a result of a disclosure by you or your representatives or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

        You hereby agree that the Evaluation Material will be used by you or your representatives solely for the purpose of evaluating a possible Transaction, and will be kept confidential by you and your representatives; provided, however, that any such information may be disclosed to your representatives who need to know such information for the purpose of evaluating any such possible Transaction and who agree to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto. You will be responsible for any breach of this agreement by your representatives and the Company shall be entitled to directly enforce such agreements.

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        You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        In the event that you or your representatives receive a request to disclose all or any part of the information contained in the Evaluation Material by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or an order issued by a court of competent jurisdiction or by a governmental body, you agree to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if disclosure of such information is required in the opinion of your counsel, who shall be reasonably satisfactory to the Company, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates. In addition, to the extent you are otherwise required to disclose under applicable law all or any part of the information contained in the Evaluation Material (whether such requirement arises from action taken by you or otherwise), you will only disclose such information as is required to be disclosed under applicable law in the opinion of your counsel, who shall be reasonably satisfactory to the Company.

        You also hereby agree that, for the period ending six months from the date of this letter, you will not, without the Company's written consent, directly or indirectly, solicit for employment (other than by means of a general advertisement) any person who is currently employed in a management position with the Company.

        Each of Weyerhauser and the Company agrees that, except as required by applicable law or the applicable rules of any stock exchange, it will not, and will cause its representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

        Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or content of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement with respect to any Transaction.

        At the request of the Company or in the event that you do not proceed with a Transaction you and your representatives shall promptly redeliver to the Company all written

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Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise)and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

     It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege it may have under this letter shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     You and we agree that unless and until a definitive agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by any of its directors, officers, employees, agents or any other representatives or its advisors except for the matters specifically agreed to in this letter. You and we further acknowledge and agree that (i) neither party hereto shall have any obligation to authorize or pursue with the other party any Transaction, and (ii) each party reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with the other party at any time. You further acknowledge and agree that the Company has not, as of the date hereof, authorized any Transaction and that the Company reserves the right to discontinue the provision of Evaluation Material to you at any time.

     The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the Company and you expressly so modifying or waiving such agreements.

     The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by you or the Company in the event that this agreement is breached. Therefore, each party hereto agrees that the other party may obtain specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach and further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     This letter agreement shall be goverened by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereto consents to the jurisdiction and venue for any action to enforce the provisions of this letter agreement in any state or federal court in the State of Delaware.

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       If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

                                    Very truly yours,

                                    TJ, INTERNATIONAL, Inc.

                                    By: /s/ Thomas H. Denig
                                       -------------------------------------
                                        President and Chief Executive Officer

Confirmed and Agreed to:

The Weyerhaeuser Company

By: /s/ Robert A. Dowdy
   ------------------------------
    Vice President &
    General Counsel




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